FILED PURSUANT TO RULE 424(B)(5)
REGISTRATION NO. 333-226165

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 30, 2018)

Standard Diversified Inc.
Up to $6,000,000
Class A Common Stock

On December 4, 2018, we entered into an amendment to the Capital On Demand™ Sales Agreement, or the sales agreement, that we entered into on August 10, 2018 with JonesTrading Institutional Services LLC, or the Agent.

In accordance with the terms of the amended sales agreement, we may offer and sell, pursuant to this prospectus supplement and the accompanying prospectus, up to $6.0 million of our Class A common stock, par value $0.01 per share, from time to time through the Agent by any method deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act.

Our Class A common stock is listed and trades on the NYSE American Exchange under the symbol “SDI.” The last reported sale price of our Class A common stock on the NYSE American Exchange on December 3, 2018 was $14.12 per share. As of October 31, 2018, the aggregate market value of our Class A and Class B outstanding common stock held by non-affiliates, or Public Float, was approximately $33.8 million based on 1,987,865 shares of outstanding Class A and Class B common stock not held by our affiliates, and a price of $17.02 per share, which was the closing price of our Class A common stock on the NYSE American Exchange on October 31, 2018. As of October 31, 2018, one-third of our Public Float is equal to approximately $11.3 million.  During the 12 calendar months prior to and including the date of this Prospectus Supplement, we have offered and sold $5.2 million of shares of our Class A Common Stock pursuant to General Instruction I.B.6 of Form S-3.  Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered in a public primary offering with a value exceeding more than one-third of our Public Float in any 12 calendar month period so long as our public float remains below $75.0 million.

There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We will pay the Agent an amount equal to up to 4% of the aggregate sales price received by the Agent from each sale of shares sold through it acting as our sales agent. Subject to the terms and conditions of the sales agreement, the Agent will use its commercially reasonable efforts to sell on our behalf any shares of Class A common stock to be offered by us under the sales agreement. The offering of Class A common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of $6.0 million of our Class A common stock or (2) the termination of the sales agreement, pursuant to its terms, by either the Agent or us.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 7 of the accompanying prospectus, and the risks set forth under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 4, 2018.

Prospectus Supplement

Prospectus

This prospectus supplement describes the terms of this offering and adds to and updates information contained in the accompanying prospectus. The accompanying prospectus provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the Agent has not, authorized anyone to provide additional information or information different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor the sale of shares of Class A common stock means that information contained or incorporated by reference in this prospectus is correct after its respective dates. These documents do not constitute an offer to sell or solicitation of any offer to buy these shares of Class A common stock in any circumstances under which the offer or solicitation is unlawful.

Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “SDI,” “we,” “us,” “our” or “the company” are to Standard Diversified Inc. and its subsidiaries.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains certain forward-looking statements reflecting the current expectations of Standard Diversified Inc. and its subsidiaries (the “Company” or “SDI”). In addition, when used in this prospectus, the words “anticipate,” “enable,” “estimate,” “intend,” “expect,” “believe,” “potential,” “may,” “will,” “should,” “project” and similar expressions as they relate to the Company are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated at this time.  Examples of these forward-looking statements include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;

•	our dependence on a small number of third-party suppliers and producers;

•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;

•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;

•	failure to maintain consumer brand recognition and loyalty of our customers;

•	substantial and increasing U.S. regulation;

•	regulation of our products by FDA, which has broad regulatory powers;

•	uncertainty related to the regulation and taxation of our NewGen products;

•	possible significant increases in federal, state and local municipal tobacco-related taxes;

•	possible increasing international control and regulation;

•	our reliance on relationships with several large retailers and national chains for distribution of our products;

•	intense competition and our ability to compete effectively;

•	uncertainty and continued evolution of markets containing our NewGen products;

•	significant product liability litigation;

•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarette, vaporizer and e-liquid use;

•	requirement to maintain compliance with Master Settlement Agreement escrow account requirements;

•	our amount of indebtedness;

•	the terms of our credit facilities, which may restrict our current and future operations;

•	competition from illicit sources;

•	our reliance on information technology;

•	security and privacy breaches;

iii

•	contamination of our tobacco supply or products;

•	infringement on our intellectual property;

•	third-party claims that we infringe on their intellectual property;

•	failure to manage our growth;

•	failure to successfully integrate our acquisitions or otherwise being unable to benefit from pursuing acquisitions;

•	fluctuations in our results;

•	exchange rate fluctuations;

•	adverse U.S. and global economic conditions;

•	sensitivity of end-customers to increased sales taxes and economic conditions;

•	failure to comply with certain regulations;

•	departure of key management personnel or our inability to attract and retain talent;

•	imposition of significant tariffs on imports into the U.S.;

•	reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors, potentially decreasing our stock price;

•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;

•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;

•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our Class A common stock;

•
our certificate of incorporation limits the ownership of our Class A common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our Class A common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us;

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our Class A common stock;

•	failure to estimate adequate loss reserves and trends in loss and loss adjustment expense;

iv

•	our inability to obtain regulatory approval of, or to implement, premium rate increases; and

•
adverse changes in applicable laws, regulations or rules governing insurance companies, and tax or accounting matters including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, and changes that affect the cost of, or demand for our products.

We caution you not to place undue reliance on forward- looking statements because our future results may differ materially from those expressed or implied by them. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus, except as required by law.

v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision. Before making an investment decision, you should read carefully in its entirety this prospectus, including the matters discussed in “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as such risk factors may be amended, updated or modified periodically in our quarterly reports filed on Form 10-Q with the SEC and the financial data and related notes and the reports incorporated by reference in this prospectus.

Company Overview

General

SDI, a holding company until June 1, 2017, was incorporated in the State of Delaware in 1990, and, until 2013, engaged in bio-services and industrial bio-detection (collectively, the “Life Sciences Business”). On July 12, 2013, SDI sold substantially all of its rights, title and interest in substantially all of its non-cash assets related to the Life Sciences Business and became a “shell company,” as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

On June 1, 2017, SDI consummated a Contribution and Exchange Transaction (“Contribution and Exchange”) to acquire a 52.1% controlling interest in Turning Point Brands, Inc. (“Turning Point”). The transaction was accounted for as a recapitalization or reverse acquisition. Turning Point was the accounting acquirer for financial reporting purposes. Accordingly, the historical financial statements of Turning Point through May 31, 2017 became our historical financial statements, including the comparative prior periods. These consolidated financial statements include the results of SDI from June 1, 2017, the date the reverse acquisition was consummated. As of September 30, 2018, SDI had a 50.4% ownership interest in Turning Point.

Prior to the consummation of the Contribution and Exchange, SDI amended and restated its certificate of incorporation to provide for, among other things, (i) the reclassification of every 25 shares of its common stock, par value $0.01 per share, into one share of a new class of common stock, par value $0.01 per share, designated as Class A Common Stock (the “Class A Common Stock”) and (ii) the authorization for issuance of an additional class of common stock, par value $0.01 per share, of SDI designated as Class B Common Stock (the “Class B Common Stock”). In connection with the closing of the Contribution and Exchange, SDI declared a dividend of one share of Class B Common Stock for each outstanding share of Class A Common Stock, payable to holders of record of Class A Common Stock on June 2, 2017. As a result of the consummation of the Contribution and Exchange, SDI is no longer a shell company.

Our subsidiaries are engaged in the following lines of business:

•	Other tobacco products (Turning Point Brands, Inc. (“Turning Point”), a 50.4% owned subsidiary);
•	Outdoor advertising (Standard Outdoor LLC (“Standard Outdoor”), a wholly owned subsidiary), beginning in July 2017; and
•	Insurance (Pillar General Inc. (“Pillar General”), a wholly owned subsidiary), beginning in January 2018.

We expect to become a diversified holding company with interests in a variety of industries and market sectors. We will rely upon our existing cash balances and potential distributions from our subsidiaries to generate the funds necessary to meet our operating obligations and for future acquisitions. In addition, we may be required to raise additional capital through equity and/or debt financings in order to fund our future operations and/or acquisitions.

Turning Point

Turning Point is a leading independent provider of Other Tobacco Products (“OTP”) in the U.S. Turning Point sells a wide range of products across the OTP spectrum, including moist snuff tobacco (“MST”), loose leaf chewing tobacco, premium cigarette papers, make-your-own (“MYO”) cigar wraps, cigars, liquid vapor products and tobacco vaporizer products. Turning Point does not sell cigarettes. Turning Point estimates that the OTP industry generated approximately $11.0 billion in manufacturer revenue in 2017. In contrast to manufactured cigarettes, which have been experiencing declining sales for decades based on data published by the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the OTP industry is demonstrating increased consumer appeal with low to mid-single digit consumer unit growth as reported by Management Science Associates, Inc. (“MSAi”), a third-party analytics and informatics company.

Turning Point’s portfolio of brands includes some of the most widely recognized names in the OTP industry, such as Zig-Zag ®, Beech-Nut ®, Stoker’s ®, Trophy ®, and VaporBeast ™. Turning Point has an experienced management team that possesses long-standing industry relationships and a deep understanding of the OTP industry. Turning Point has identified additional opportunities to grow sales, including the launch of new products and expanding its distribution and sales force. Turning Point also believes there are meaningful opportunities to grow through acquisitions and joint ventures across all product categories. As of September 30, 2018, Turning Point products are available in over 175,000 U.S. retail locations which, with the addition of retail stores in Canada, brings Turning Point’s total North American retail presence to an estimated 200,000 points of distribution. Turning Point’s sales team targets widespread distribution to all traditional retail channels, including convenience stores, where over 60% of all OTP volume is currently sold according to MSAi.

Turning Point’s reportable segments are (1) smokeless products, which include chewing tobacco and MST, (2) smoking products, which principally include cigarette papers and MYO cigar wraps and (3) NewGen products, which include liquid vapor products, tobacco vaporizer products and non-nicotine/non-tobacco products.

Smokeless Segment

Turning Point’s Smokeless segment includes both loose leaf chewing tobacco and moist snuff tobacco (“MST”). Turning Point’s Smokeless focus brand is Stoker’s in both chewing tobacco and MST. Stoker’s® chewing tobacco has grown considerably over the last several years and is presently the #1 discount brand and the second largest brand in the industry, with approximately 18% market share. Turning Point’s status in the chew market is further strengthened by Beech-Nut®, the #3 premium brand, as well as Trophy®, Durango®, and the five Wind River Brands Turning Point acquired in November 2016. Collectively, Turning Point is the #2 marketer of chewing tobacco with approximately 28% market share. Turning Point’s chewing tobacco operations are facilitated through its long-standing relationship with Swedish Match, the manufacturer of its loose leaf chewing tobaccos.

In MST, Stoker’s remains among the fastest growing brands and holds an approximate 7.0% share in the stores with distribution and a 3.3% share of the total U.S. MST market. Stoker’s pioneered the large 12 oz. tub packaging format and is manufactured using a proprietary process that Turning Point thinks results in a superior product. In late 2015, Turning Point extended the Stoker’s® MST franchise to include traditional 1.2 oz. cans to broaden retail availability. Turning Point’s proprietary manufacturing process is conducted at its Dresden, Tennessee, plant and packaged in both its Dresden, Tennessee, and Louisville, Kentucky facilities.

Smoking Segment

Turning Point’s Smoking segment principally includes cigarette papers and Make-Your-Own (“MYO”) cigar wraps. The iconic strength of the Zig-Zag® brand drives its leadership position in both the cigarette papers and MYO cigar wrap markets. In cigarette papers, Zig-Zag® is the #1 premium cigarette paper in the U.S. with approximately 30% market share.  Management estimates also indicate that Zig-Zag® is the #1 brand in the promising Canadian market.  Cigarette paper operations are aided by Turning Point’s sourcing relationships with Bolloré.

In MYO cigar wraps, the Zig-Zag® brand commands about three-quarters of the market and continues to innovate in novel ways, including Turning Point’s recent introduction of Zig-Zag® ‘Rillo sized wraps which are similar in size to cigarillos, the most popular and fastest growing type of machine-made cigars.  MYO cigar wraps operations are facilitated by Turning Point’s long-standing commercial relationship with the patent holder, Durfort.

NewGen Segment

Turning Point’s NewGen segment includes its recent acquisitions of Smoke Free Technologies, d/b/a VaporBeast (“VaporBeast”), The Hand Media and its subsidiaries, d/b/a Vapor Shark (collectively, “Vapor Shark”), Vapor Supply (“Vapor Supply”) and International Vapor Group, LLC (“IVG”), which have solidified Turning Point’s status as a major player within the segment. VaporBeast is a leading distributor of liquid vapor products servicing the non-traditional retail channel. Vapor Shark is a leading distributor and manufacturer of proprietary vaping e-liquids with nationwide distribution through non-traditional retail as well as Vapor Shark branded retail locations. Vapor Supply is a leading B2B e-commerce marketing and distribution platform servicing vapor stores. IVG markets and sells a broad array of proprietary and third-party vapor products direct to adult consumers via a best-in-class online platform under brand names such as VaporFi, South Beach Smoke, and DirectVapor. Turning Point’s acquisition of VaporBeast, and subsequent acquisitions of Vapor Shark, Vapor Supply and IVG, accelerated its entry into the non-traditional retail outlets for vaporizers, e-liquids, and accessories, in which Turning Point estimates greater than 50% of all liquid vapor volume is sold. Turning Point believes its NewGen business will expand further as consumers continue to move from combustible cigarettes to vaping. Turning Point believes it is well-positioned to act as a consolidator in the NewGen space in anticipation of increased regulation and will continue to explore potential acquisitions.

Pillar General

On January 2, 2018, Pillar General acquired all of the outstanding capital stock of Interboro Holdings, Inc. ("Interboro") for a cash purchase price of $2.5 million. Under the name Maidstone Insurance Company (“Maidstone”), Maidstone offers personal automobile insurance and homeowner’s insurance, primarily in the state of New York.

Standard Outdoor

Standard Outdoor is an out-of-home advertising business. As of December 31, 2017, and for the period from July 3, 2017 through December 31, 2017, the business consisted of 5 billboard structures located in several counties near Austin, Texas. Revenues include outdoor advertising revenues, while operating expenses primarily include compensation costs, depreciation and rent expense. In January 2018 and February 2018, we also acquired a total of 169 additional billboard structures.

Our offices are located at 155 Mineola Boulevard, Mineola, NY 11501. Our phone number is (516) 248-1100 and our website is located at www.standarddiversified.com.  Information contained on our website is not part of this prospectus.

The Offering

Issuer	Standard Diversified Inc., a Delaware corporation.

Common stock offered	Up to $6.0 million of our Class A common stock, par value $0.01 per share.

Use of proceeds
We intend to use the net proceeds from the sale of the shares that we may offer under this prospectus for general working capital. Until we use the net proceeds from the sale of the securities offered by us under this prospectus supplement, we intend to invest the funds in short-term, investment grade, interest-bearing securities. See “Use of Proceeds.”

Risk factors
Before deciding to invest in shares of our Class A common stock, you should read carefully the risks set forth under the caption “Risk Factors” beginning on page S-5 of this prospectus supplement and page 7 of the accompanying prospectus, and the risks set forth under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and our quarterly reports filed on Form 10-Q with the SEC for certain considerations relevant to an investment in our Class A common stock.

NYSE American Exchange Symbol	SDI

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC

RISK FACTORS

An investment in our Class A common stock is subject to risk. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment. Before you decide to invest in our Class A common stock, you should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as such risks may be amended, updated or modified periodically in our quarterly reports on Form 10-Q filed with the SEC, as well as the other information included in and incorporated by reference in this prospectus.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management has broad discretion in the application of the net proceeds from this offering, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Our management could spend the net proceeds from this offering in ways that do not improve our results of operations or enhance the value of our Class A common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business or cause the price of our Class A common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If you purchase shares of Class A common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of our Class A common stock in this offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share after giving effect to this offering, based on the assumed public offering price of $14.12 per share, which is the last reported sale price of our Class A common stock on the NYSE American Exchange on December 4, 2018, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the Class A common stock that you acquire. This dilution is due in large part to the fact that certain of our earlier investors paid substantially less than the offering price when they purchased shares of our capital stock. You will experience additional dilution upon exercise of the outstanding stock options and other equity awards that may be granted under our equity incentive plans, and when we otherwise issue additional shares of our common stock. For more information, see “Dilution.”

The actual number of shares we will issue under the sales agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the Agent at any time throughout the term of the sales agreement. The number of shares that are sold by the Agent after delivering a placement notice will fluctuate based on the market price of the common shares during the sales period and limits we set with the Agent. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares that we may offer under this prospectus for general working capital.

Until we use the net proceeds from the sale of the securities offered by us under this prospectus supplement, we intend to invest the funds in short-term, investment grade, interest-bearing securities.

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value (deficit) per share of our Class A common stock immediately after this offering.

Net tangible book value (deficit) per share is determined by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. The historical net tangible book value (deficit) of our common stock, as of September 30, 2018, was approximately $(130.2) million, or $(7.73) per share, based on 9,031,641 shares of Class A common stock outstanding and 7,818,645 shares of Class B common stock outstanding as of September 30, 2018 as reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. Dilution in net tangible book value (deficit) per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in this offering and the net tangible book value per share of our Class A common stock immediately after this offering.

After giving effect to the sale of shares of Class A common stock in this offering at an assumed offering price of $14.12 per share, and after deducting estimated commissions and offering expenses payable by us, our as adjusted net tangible book value (deficit) at September 30, 2018 would have been approximately $(124.6) million, or $(7.21) per share. This represents an immediate dilution of $21.33 per share to new investors purchasing shares of Class A common stock in this offering. The following table illustrates this dilution:

Assumed offering price per share	$ 14.12

Net tangible book value (deficit) per share as of September 30, 2018	$(7.73)

Increase in net tangible book value (deficit) per share attributable to investors participating in this offering	$0.52

As adjusted net tangible book value (deficit) per share after giving effect to this offering	$(7.21)

As adjusted dilution per share to investors participating in this offering	$21.33

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our Class A common stock or outstanding warrants to purchase shares of our Class A common stock. To the extent that any of these outstanding warrants or options are exercised or we issue additional shares under our equity incentive plans, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

PLAN OF DISTRIBUTION

We have entered into a Capital on Demand™ Sales Agreement with the Agent, as well as an amendment thereto, under which we may issue and sell over a period of time and from time to time shares of our Class A common stock through the Agent, acting as sales agent. Sales of the shares to which this prospectus relates, if any, will be made by any method deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act. As our sales agent, the Agent will not engage in any transactions that stabilize our Class A common stock.

The Agent will offer the shares of our Class A common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and the Agent. We will designate the maximum number of shares or dollar value of Class A common stock to be sold through the Agent on a daily basis or otherwise determine such maximum number together with the Agent. Subject to the terms and conditions of the sales agreement, the Agent will use its commercially reasonable efforts to sell on our behalf all of the shares of Class A common stock so designated or determined. We may instruct the Agent not to sell shares of Class A common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the Agent may suspend the offering of shares of Class A common stock being made through the Agent under the sales agreement upon proper notice to the other party.

For its service as sales agent in connection with the sale of shares of our Class A common stock that may be offered hereby, we will pay the Agent an amount equal to up to 4% of the aggregate sales price received by the Agent from each sale of shares sold through it acting as our sales agent. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have also agreed to reimburse the Agent for certain specified expenses, including the fees and disbursements of its legal counsel in an amount not to exceed $35,000, as provided in the sales agreement.

The Agent will provide written confirmation to us following the close of trading on the NYSE American Exchange each day in which shares of Class A common stock are sold by it for us under the sales agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share, the compensation payable by us to the Agent and the proceeds to us net of such compensation.

Settlement for sales of Class A common stock will occur, unless the parties agree otherwise, on the second business day following the date on which any sales were made in return for payment of the proceeds to us net of compensation paid by us to the Agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will deliver to the NYSE American Exchange copies of this prospectus pursuant to the rules of the NYSE American Exchange. Unless otherwise required, we will report at least quarterly the number of shares of Class A common stock sold through the Agent under the sales agreement, the net proceeds to us and the compensation paid by us to the Agent in connection with the sales of Class A common stock.

In connection with the sale of the Class A common stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to the Agent will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to the Agent against certain civil liabilities, including liabilities under the Securities Act.

In the ordinary course of their business, the Agent and/or its affiliates may perform, investment banking, broker dealer, lending, financial advisory or other services for us for which they have received, or may receive, separate fees.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to the Agent under the sales agreement, will be approximately $100,000.

The offering of Class A common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of $6.0 million of shares of our Class A common stock or (2) the termination of the sales agreement, pursuant to its terms, by either the Agent or us.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. We are filing a copy of the sales agreement as an exhibit to a Current Report on Form 8-K filed on the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We maintain a web site at www.standarddiversified.com. Information contained on our website is not part of this prospectus or any other document we file with or furnish to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	SDI’s Annual Report on Form 10-K for the year ended December 31, 2017;

•	SDI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•
SDI’s Current Reports on Form 8-K filed with the SEC on January 4, 2018, January 18, 2018, February 5, 2018 (report including Items 1.01, 2.03 and 9.01 only), February 21, 2018, March 12, 2018, March 28, 2018, April 20, 2018, June 7, 2018, August 10, 2018, September 7, 2018, November 6, 2018 and December 4, 2018;

•
The description of the Class A Common Stock of SDI contained in a registration statement filed on Form 8-A under the Securities and Exchange Act (the “Exchange Act”) on April 20, 2018, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

As explained above in “Where You Can Find More Information,” these incorporated documents (as well as other documents filed by us under the Exchange Act) are available at the SEC and may be accessed in a number of ways, including online via the Internet.

You may request a copy of any of the documents described above, at no cost to you, by telephoning us at (516) 248- 1100 or by writing us at the following address:

Standard Diversified Inc.
155 Mineola Boulevard
Mineola, NY 11501
United States of America
Attn: Investor Relations

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Morgan, Lewis & Bockius LLP. Certain legal matters in connection with this offering will be passed upon for the Agent by Duane Morris LLP, New York, New York.

EXPERTS

The consolidated financial statements of Standard Diversified Inc. as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 incorporated in this Prospectus by reference from the Standard Diversified Inc. Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Explanatory Note

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion. Dated November 16, 2018.

PROSPECTUS

$25,000,000
Common Stock
Warrants
Rights
Units

From time to time, we may offer and sell, in one or more series:

•	shares of Class A common stock;
•	warrants to purchase Class A common stock;
•	rights to purchase Class A common stock; and
•	units consisting of two or more of this class of securities.

The securities:

•	will have a maximum aggregate offering price of $25,000,000;
•	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;
•	may be offered separately or together, or in separate series;
•	may be convertible into or exchangeable for other securities; and
•	may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

We may offer and sell these securities to or through underwriters, dealers or agents, directly to purchasers or through a combination of these methods. If we use underwriters, dealers or agents to sell these securities, we will name them and describe their compensation arrangements in the prospectus supplement relating to such offering.  We will provide the specific terms of the securities in supplements to this prospectus.  This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.

Our Class A common stock is traded on the NYSE American Exchange under the symbol “SDI”.  On November 15, 2018, the last reported sale price of our Class A common stock on the NYSE American Exchange was $14.71 per share.

This prospectus is subject to the offering limits in General Instruction I.B.6 of Form S-3. The aggregate market value of our Class A and Class B common stock held by non-affiliates calculated pursuant to General Instruction I.B.6 of Form S-3 is $33,235,844, which was calculated based on 1,900,277 shares of our Class A and Class B common stock outstanding held by non-affiliates and at a price of $17.49 per share, the closing price of our Class A common stock on September 17, 2018. During the last twelve months, we have offered for sale $6,650,000 of our common stock pursuant to General Instruction I.B.6 of Form S-3.

YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November ___, 2018

ABOUT THIS PROSPECTUS	1

FORWARD-LOOKING INFORMATION	1

SUMMARY	4

RISK FACTORS	7

USE OF PROCEEDS	10

DIVIDEND POLICY	10

DILUTION	10

DESCRIPTION OF CAPITAL STOCK	10

DESCRIPTION OF RIGHTS	13

DESCRIPTION OF UNITS	14

PLAN OF DISTRIBUTION	15

LEGAL MATTERS	16

EXPERTS	16

WHERE YOU CAN FIND MORE INFORMATION	16

INCORPORATION OF INFORMATION BY REFERENCE	16

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may offer and sell, from time to time in one or more offerings, the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer and the general manner in which these securities may be offered. Each time we sell securities under this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. That prospectus supplement may also supplement, update or amend information contained in or incorporated by reference into this prospectus.  Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings up to a total offering amount of $25,000,000.

The registration statement of which this prospectus is a part contains additional information about us and the securities we may offer by this prospectus. Specifically, we have filed and incorporated by reference certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file or incorporate by reference certain other legal documents that will control the terms of the securities we may offer by this prospectus as exhibits to the registration statement or to reports we file with the SEC that are incorporated by reference into this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.  We have not authorized anyone to provide you with different information.  You should assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

FORWARD-LOOKING INFORMATION

This prospectus contains certain forward-looking statements reflecting the current expectations of Standard Diversified Inc. and its subsidiaries (the “Company” or “SDI”). In addition, when used in this prospectus, the words “anticipate,” “enable,” “estimate,” “intend,” “expect,” “believe,” “potential,” “may,” “will,” “should,” “project” and similar expressions as they relate to the Company are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated at this time.  Examples of these forward-looking statements include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;

•	our dependence on a small number of third-party suppliers and producers;

•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;

•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;

•	failure to maintain consumer brand recognition and loyalty of our customers;

•	substantial and increasing U.S. regulation;

•	regulation of our products by FDA, which has broad regulatory powers;

•	uncertainty related to the regulation and taxation of our NewGen products;

•	possible significant increases in federal, state and local municipal tobacco-related taxes;

•	possible increasing international control and regulation;

•	our reliance on relationships with several large retailers and national chains for distribution of our products;

•	intense competition and our ability to compete effectively;

•	uncertainty and continued evolution of markets containing our NewGen products;

•	significant product liability litigation;

•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarette, vaporizer and e-liquid use;

•	requirement to maintain compliance with Master Settlement Agreement escrow account requirements;

•	our amount of indebtedness;

•	the terms of our credit facilities, which may restrict our current and future operations;

•	competition from illicit sources;

•	our reliance on information technology;

•	security and privacy breaches;

•	contamination of our tobacco supply or products;

•	infringement on our intellectual property;

•	third-party claims that we infringe on their intellectual property;

•	failure to manage our growth;

•	failure to successfully integrate our acquisitions or otherwise being unable to benefit from pursuing acquisitions;

•	fluctuations in our results;

•	exchange rate fluctuations;

•	adverse U.S. and global economic conditions;

•	sensitivity of end-customers to increased sales taxes and economic conditions;

•	failure to comply with certain regulations;

•	departure of key management personnel or our inability to attract and retain talent;

•	imposition of significant tariffs on imports into the U.S.;

•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;

•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;

•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;

•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us;

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock;

•	failure to estimate adequate loss reserves and trends in loss and loss adjustment expense;

•	our inability to obtain regulatory approval of, or to implement, premium rate increases; and

•
adverse changes in applicable laws, regulations or rules governing insurance companies, and tax or accounting matters including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, and changes that affect the cost of, or demand for our products.

SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, including the “Risk Factors” section and the information incorporated by reference from our other filings with the SEC.

General

 SDI, a holding company until June 1, 2017, was incorporated in the State of Delaware in 1990, and, until 2013, engaged in bio-services and industrial bio-detection (collectively, the “Life Sciences Business”). On July 12, 2013, SDI sold substantially all of its rights, title and interest in substantially all of its non-cash assets related to the Life Sciences Business and became a “shell company,” as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On June 1, 2017, SDI consummated a Contribution and Exchange Transaction (“Contribution and Exchange”) to acquire a 52.1% controlling interest in Turning Point Brands, Inc. (“Turning Point”). The transaction was accounted for as a recapitalization or reverse acquisition. Turning Point was the accounting acquirer for financial reporting purposes. Accordingly, the historical financial statements of Turning Point through May 31, 2017 became our historical financial statements, including the comparative prior periods. These consolidated financial statements include the results of SDI from June 1, 2017, the date the reverse acquisition was consummated. As of September 30, 2018, SDI had a 50.4% ownership interest in Turning Point.

Prior to the consummation of the Contribution and Exchange, SDI amended and restated its certificate of incorporation to provide for, among other things, (i) the reclassification of every 25 shares of its common stock, par value $0.01 per share, into one share of a new class of common stock, par value $0.01 per share, designated as Class A Common Stock (the “Class A Common Stock”) and (ii) the authorization for issuance of an additional class of common stock, par value $0.01 per share, of SDI designated as Class B Common Stock (the “Class B Common Stock”). In connection with the closing of the Contribution and Exchange, SDI declared a dividend of one share of Class B Common Stock for each outstanding share of Class A Common Stock, payable to holders of record of Class A Common Stock on June 2, 2017. As a result of the consummation of the Contribution and Exchange, SDI is no longer a shell company.

Our subsidiaries are engaged in the following lines of business:

•	Other tobacco products (Turning Point Brands, Inc. (“Turning Point”), a 50.4% owned subsidiary);
•	Outdoor advertising (Standard Outdoor LLC (“Standard Outdoor”), a wholly owned subsidiary), beginning in July 2017; and
•	Insurance (Pillar General Inc. (“Pillar General”), a wholly owned subsidiary), beginning in January 2018.

We expect to become a diversified holding company with interests in a variety of industries and market sectors. We will rely upon our existing cash balances and potential distributions from our subsidiaries to generate the funds necessary to meet our operating obligations and for future acquisitions. In addition, we may be required to raise additional capital through equity and/or debt financings in order to fund our future operations and/or acquisitions.

Turning Point

Turning Point is a leading independent provider of Other Tobacco Products (“OTP”) in the U.S. Turning Point sells a wide range of products across the OTP spectrum, including moist snuff tobacco (“MST”), loose leaf chewing tobacco, premium cigarette papers, make-your-own (“MYO”) cigar wraps, cigars, liquid vapor products and tobacco vaporizer products. Turning Point does not sell cigarettes. Turning Point estimates that the OTP industry generated approximately $11.0 billion in manufacturer revenue in 2017. In contrast to manufactured cigarettes, which have been experiencing declining sales for decades based on data published by the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the OTP industry is demonstrating increased consumer appeal with low to mid-single digit consumer unit growth as reported by Management Science Associates, Inc. (“MSAi”), a third-party analytics and informatics company.

Turning Point’s portfolio of brands includes some of the most widely recognized names in the OTP industry, such as Zig-Zag ®, Beech-Nut ®, Stoker’s ®, Trophy ®, and VaporBeast ™. Turning Point has an experienced management team that possesses long-standing industry relationships and a deep understanding of the OTP industry. Turning Point has identified additional opportunities to grow sales, including the launch of new products and expanding its distribution and sales force. Turning Point also believes there are meaningful opportunities to grow through acquisitions and joint ventures across all product categories. As of September 30, 2018, Turning Point products are available in over 175,000 U.S. retail locations which, with the addition of retail stores in Canada, brings Turning Point’s total North American retail presence to an estimated 200,000 points of distribution. Turning Point’s sales team targets widespread distribution to all traditional retail channels, including convenience stores, where over 60% of all OTP volume is currently sold according to MSAi.

Turning Point’s reportable segments are (1) smokeless products, which include chewing tobacco and MST, (2) smoking products, which principally include cigarette papers and MYO cigar wraps, and (3) NewGen products, which include liquid vapor products, tobacco vaporizer products and non-nicotine/non-tobacco products.

Smokeless Segment

Turning Point’s Smokeless segment includes both loose leaf chewing tobacco and moist snuff tobacco (“MST”). Turning Point’s Smokeless focus brand is Stoker’s in both chewing tobacco and MST. Stoker’s® chewing tobacco has grown considerably over the last several years and is presently the #1 discount brand and the second largest brand in the industry, with approximately 18% market share. Turning Point’s status in the chew market is further strengthened by Beech-Nut®, the #3 premium brand, as well as Trophy®, Durango®, and the five Wind River Brands Turning Point acquired in November 2016. Collectively, Turning Point is the #2 marketer of chewing tobacco with approximately 28% market share. Turning Point’s chewing tobacco operations are facilitated through its long-standing relationship with Swedish Match, the manufacturer of its loose leaf chewing tobaccos.

In MST, Stoker’s remains among the fastest growing brands and holds an approximate 7.0% share in the stores with distribution and a 3.3% share of the total U.S. MST market. Stoker’s pioneered the large 12 oz. tub packaging format and is manufactured using a proprietary process that Turning Point thinks results in a superior product. In late 2015, Turning Point extended the Stoker’s® MST franchise to include traditional 1.2 oz. cans to broaden retail availability. Turning Point’s proprietary manufacturing process is conducted at its Dresden, Tennessee, plant and packaged in both its Dresden, Tennessee, and Louisville, Kentucky facilities.

Smoking Segment

Turning Point’s Smoking segment principally includes cigarette papers and Make-Your-Own (“MYO”) cigar wraps. The iconic strength of the Zig-Zag® brand drives its leadership position in both the cigarette papers and MYO cigar wrap markets. In cigarette papers, Zig-Zag® is the #1 premium cigarette paper in the U.S. with approximately 30% market share.  Management estimates also indicate that Zig-Zag® is the #1 brand in the promising Canadian market.  Cigarette paper operations are aided by Turning Point’s sourcing relationships with Bolloré.

In MYO cigar wraps, the Zig-Zag® brand commands about three-quarters of the market and continues to innovate in novel ways, including Turning Point’s recent introduction of Zig-Zag® ‘Rillo sized wraps which are similar in size to cigarillos, the most popular and fastest growing type of machine-made cigars.  MYO cigar wraps operations are facilitated by Turning Point’s long-standing commercial relationship with the patent holder, Durfort.

NewGen Segment

Turning Point’s NewGen segment includes its recent acquisitions of Smoke Free Technologies, d/b/a VaporBeast (“VaporBeast”), The Hand Media and its subsidiaries, d/b/a Vapor Shark (collectively, “Vapor Shark”), Vapor Supply (“Vapor Supply”) and International Vapor Group, LLC (“IVG”), which have solidified Turning Point’s status as a major player within the segment. VaporBeast is a leading distributor of liquid vapor products servicing the non-traditional retail channel. Vapor Shark is a leading distributor and manufacturer of proprietary vaping e-liquids with nationwide distribution through non-traditional retail as well as Vapor Shark branded retail locations. Vapor Supply is a leading B2B e-commerce marketing and distribution platform servicing vapor stores. IVG markets and sells a broad array of proprietary and third-party vapor products direct to adult consumers via a best-in-class online platform under brand names such as VaporFi, South Beach Smoke, and DirectVapor. Turning Point’s acquisition of VaporBeast, and subsequent acquisitions of Vapor Shark, Vapor Supply and IVG, accelerated its entry into the non-traditional retail outlets for vaporizers, e-liquids, and accessories, in which Turning Point estimates greater than 50% of all liquid vapor volume is sold. Turning Point believes its NewGen business will expand further as consumers continue to move from combustible cigarettes to vaping. Turning Point believes it is well-positioned to act as a consolidator in the NewGen space in anticipation of increased regulation and will continue to explore potential acquisitions.

Pillar General

On January 2, 2018, Pillar General acquired all of the outstanding capital stock of Interboro Holdings, Inc. ("Interboro") for a cash purchase price of $2.5 million. Under the name Maidstone Insurance Company (“Maidstone”), Maidstone offers personal automobile insurance and homeowner’s insurance, primarily in the state of New York.

Standard Outdoor

Standard Outdoor is an out-of-home advertising business. As of December 31, 2017, and for the period from July 3, 2017 through December 31, 2017, the business consisted of 5 billboard structures located in several counties near Austin, Texas. Revenues include outdoor advertising revenues, while operating expenses primarily include compensation costs, depreciation and rent expense. In January 2018 and February 2018, we also acquired a total of 169 additional billboard structures.

Our offices are located at 155 Mineola Boulevard, Mineola, NY 11501. Our phone number is (516) 248-1100 and our website is located at www.standarddiversified.com.  Information contained on our website is not part of this prospectus.

RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk.  Before deciding to invest, you should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, which are incorporated by reference in this prospectus, together with the other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering.  If any of these risks actually occurs, our business, the financial condition, results of operations or cash flow could be harmed.  This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.  The risks described below and in the documents referenced above are not the only ones we face.  Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to our Common Stock

We may issue additional common shares or preferred shares to complete our business combinations or as consideration of an acquisition of an operating business or other acquisition or under an employee incentive plan after consummation of a business combination or acquisition, which would dilute the interests of our stockholders and could present other risks.

The Sixth Amended and Restated Certificate of Incorporation of SDI authorizes the issuance of up to 330,000,000 shares of common stock, 300,000,000 of which are designated as Class A common stock and 30,000,000 of which are designated as Class B common stock, and 50,000,000 shares of blank check preferred stock. We currently have more than 310,000,000 authorized but unissued shares of our common stock available for issuance. We may issue a substantial number of additional shares of common or preferred stock to complete a business combination or acquisition or under an employee incentive plan after consummation of a business combination or acquisition. The issuance of additional shares of common or preferred stock:

•	may significantly dilute the equity interest of our stockholders;

•	may subordinate the rights of holders of our Class A common stock if preferred stock is issued with rights senior to those afforded our Class A common stock;

•
could cause a change in control of SDI if a substantial number of shares of our Class A common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any; and

•	may adversely affect prevailing market prices for our Class A common stock.

Standard General L.P. and its affiliates hold a majority of our outstanding Class A common stock and Class B common stock and have interests which may conflict with interests of our other stockholders.

Standard General L.P. and its affiliates, or the SG Parties, hold a significant majority of our total voting power. Therefore, the SG Parties have a controlling influence over our business and affairs and have the power to determine all matters submitted to a vote of our stockholders, including the election of directors, the removal of directors, and approval of significant corporate transactions such as amendments to our amended and restated certificate of incorporation, mergers and the sale of all or substantially all of our assets. The SG Parties could cause corporate actions to be taken even if the interests of these actions conflict with or are not aligned with the interests of our other stockholders. Section 122(17) of the DGCL provides that a corporation may renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are being presented to the corporation or one or more of its officers, directors, or stockholders. In accordance with and to the fullest extent permitted by Section 122(17) of the DGCL, the Company has (i) renounced any interest or expectancy in, or in being offered the opportunity to participate in, any potential transaction or matter which may be a corporate opportunity, including any right, interest, or expectancy regarding any such particular investments or activities which may be a corporate opportunity undertaken by the SG Parties, as the controlling stockholders of the Company, each of their affiliates and each of the respective officers, directors, agents, members, partners and employees of the foregoing; any person or entity (other than the Company and any person or entity that is controlled by the Company) for which any of the foregoing serves as a director, officer, partner, member, manager, representative, agent, adviser, fiduciary or employee and members of the board of directors of the Company who are designated by or affiliated with any of the foregoing (each of the foregoing an Identified Person), (ii) determined that no Identified Person shall be obligated to communicate, offer, or present any potential transaction, matter, or opportunity to the Company even if such potential transaction, matter, or opportunity is of a character that, if presented to the Company, could be taken by the Company and (iii) waived any claim that an Identified Person is liable to the Company or its stockholders for any breach of fiduciary duty by solely by reason of the fact that such Identified Person pursues or acquires any such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

Our stock has generally had a low trading volume and price fluctuations in our Class A common stock could result from general market and economic conditions and a variety of other factors, including factors that affect the volatility of the Class A common stock of any of our publicly held subsidiaries.

During the period from June 1, 2017 through October 31, 2018, the closing price of our Class A common stock fluctuated between $9.50 and $18.53 per share, with an average daily trading volume for the period of approximately 6,301 shares. The trading price of our Class A common stock may be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control, including:

•	actual or anticipated fluctuations in our results of operations and, after we complete acquisitions or investments, the performance of our subsidiaries and their competitors;

•	reaction of the market to our announcement of any future acquisitions or investments;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in general economic conditions; and

•	actions of our historical equity investors, including sales of Class A common stock by our principal stockholders, our directors and our executive officers.

In addition, the trading price of our Class A common stock could be subject to fluctuations in response to a number of factors that affect the volatility of the Class A common stock of any of our subsidiaries, such as Turning Point, that are publicly traded.

Future sales of substantial amounts of our Class A common stock may adversely affect our market price.

Shares of our Class A common stock held by the SG Parties are “restricted securities” under the Securities Act, as that term is defined in the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. However, the SG Parties have registration rights under a registration rights agreement to facilitate the resale of their shares of our Class A common stock. Under this registration rights agreement, the SG Parties will have the right, subject to certain conditions, to require us to register the sale of these shares under the federal securities laws. By exercising their registration rights, and selling all or a large number of their shares, the SG Parties could cause the prevailing market price of our Class A common stock to decline. In addition, the shares of our Class A common stock owned by the SG Parties, may in the future be saleable in the public market under Rule 144 of the Securities Act after the applicable holding period and manner and volume of sales requirements have been met, subject to the restrictions and limitations of that Rule.

Future sales of substantial amounts of our Class A common stock into the public market, or perceptions in the market that such sales could occur, may adversely affect the prevailing market price of our Class A common stock and impair our ability to raise capital through the sale of additional equity securities.

Because we do not intend to pay any cash dividends on our Class A common stock in the near term, capital appreciation, if any, of our Class A common stock will be your sole source of potential gain for the foreseeable future. We currently intend to retain all available funds and any future earnings for use as consideration for an acquisition of an operating business or other acquisition or in the operation and expansion of our future businesses. In addition, the terms of any future financing agreements may preclude us from paying any dividends. As a result, capital appreciation, if any, of our Class A common stock will be your sole source of potential gain for the foreseeable future.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our Class A common stock, the market price of our Class A common stock could decline.

The trading market for our Class A common stock likely will be influenced by the research and reports that equity and debt research analysts publish about the industry, us and our business. The market price of our Class A common stock could decline if one or more securities analysts downgrade our shares or if those analysts issue a sell recommendation or other unfavorable commentary or cease publishing reports about us or our business. If one or more of the analysts who elect to cover us downgrade our shares, the market price of our Class A common stock would likely decline.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds we receive from the sale of the securities offered by us under this prospectus will be used for general working capital.

Until we use the net proceeds from the sale of the securities offered by us under this prospectus, we intend to invest the funds in short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant.

DILUTION

We will set forth in a prospectus supplement, when applicable, the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.01 per share, 30,000,000 shares of Class B common stock, par value $0.01 per share, and 50,000,000 shares of blank check preferred stock, par value $0.01 per share.

As of September 30, 2018, we had 9,031,641 outstanding shares of Class A common stock, 7,818,645 outstanding shares of Class B common stock and no outstanding shares of preferred stock.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our stockholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Our board of directors may authorize the issuance of preferred stock with voting, conversion, dividend, liquidation and other rights that may adversely affect the rights of the holder of our common stock.

Warrants

We may issue warrants to purchase shares of common stock. Warrants may be issued independently or together with any shares of common stock and may be attached to or separate from such shares of common stock. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

▪	the title of the warrants;

▪	the price or prices at which the warrants will be issued;

▪	the periods during which the warrants are exercisable;

▪	the number of shares of common stock for which each warrant is exercisable;

▪	the exercise price for the warrants, including any changes to or adjustments in the exercise price;

▪	if applicable, the date on and after which the warrants and the related common stock will be separately transferable;

▪	any listing of the warrants on a securities exchange or automated quotation system;

▪	if applicable, a discussion of material United States federal income tax consequences and other special considerations with respect to any warrants; and

▪	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

General

Our certificate of incorporation and bylaws contain provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of our company. The provisions of our certificate of incorporation and bylaws reduce the vulnerability of our company to an unsolicited takeover proposal. These provisions may also have an adverse effect on the ability of stockholders to influence the governance of our company and may result in entrenchment of management. This may adversely affect the liquidity and price of our common stock in certain situations. We have summarized the material terms of our certificate of incorporation and bylaws below.  You may read our certificate of incorporation and bylaws in their entirety for the full terms of the rights of holders of our common stock.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law provides that, subject to specified exceptions, an “interested stockholder” of a Delaware corporation may not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	before such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•
on or after such time, the business combination is approved by the board of directors of the corporation and authorized not by written consent, but at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of a transaction specified in Section 203 and involving the corporation and a person who:

•	had not been an interested stockholder during the previous three years; or

•	became an interested stockholder with the approval of a majority of the corporation’s directors;

•
if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period.

Advance Notice Requirements for Director Nominations and Other Stockholder Proposals

In order to nominate a director at an annual meeting, our bylaws require that a stockholder follow certain procedures. In order to recommend a nominee for director, a stockholder must be a stockholder of record at the time the stockholder gives notice of its recommendation and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our principal executive offices (a) no less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (the “Anniversary Date”) or (b) in the event that the annual meeting of stockholders is called for a date more than seven days prior to the Anniversary Date, not later than the close of business on (i) the 20th day (or if that day is not a business day for the Company, on the next succeeding business day) following the first date on which the date of such meeting was publicly disclosed or (ii) if such date of public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of (1) the 20th day (or if that day is not a business day for the Company, on the next succeeding business day) following the first date of public disclosure of the date of such meeting or (2) the 75th day prior to such scheduled date of such meeting (or if that day is not a business day for the Company, on the next succeeding business day).

The stockholder notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director:

1.	The name, age, business address and residence address of such person;

2.	The principal occupation or employment of such person during the past five years;

3.	The class and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder notice;

4.	A description of any of the following events that has occurred within the last five years and that is material to the evaluation of the ability or integrity of such proposed nominee:

(i)	a petition under Federal bankruptcy laws or any state insolvency laws was filed by or against such person;

(ii)	such person was convicted in a criminal proceeding or was a named subject of a criminal proceeding (excluding traffic violations and other minor offenses);

(iii)
such person was found by any court of competent jurisdiction to have violated any Federal or state securities law or Federal commodities law, which judgment or finding has not been subsequently reversed, suspended or vacated; or

(iv)
such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or of any Federal or state governmental or quasi- governmental agency, authority or commission enjoining him or otherwise limiting him from engaging in any type of business practice or in any activity in connection with the purchase or sale of any security or commodity; and

5.	The consent of each nominee to serve as a Director if so elected.

and (b) as to the stockholder giving the notice:

1.
The name and address, as they appear on the Company’s stock transfer books, of such stockholder and of the beneficial owners (if any) of the stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominees;

2.
The class and number of shares of the Company’s capital stock which are beneficially owned by such stockholder and such beneficial owners (if any) on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice;

3.	A representation that the stockholder or his representative intends to appear in person at the meeting to nominate the person or persons specified in the notice; and

4.
A description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholders.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF RIGHTS

We may issue rights to purchase shares of common stock that are being registered hereunder. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the Securities and Exchange Commission, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share of common stock or other securities upon the exercise of the rights;

•	the number and terms of the shares of common stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the Securities and Exchange Commission.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, rights or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•
the terms of the units and of the common stock, rights and/or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	any material United States federal income tax consequences; and

•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

PLAN OF DISTRIBUTION

We are registering securities which may be sold from time to time after the date of this prospectus.  We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  One or more prospectus supplements will describe the terms of the offering of the securities, including:

▪	the name or names of any agents or underwriters;

▪	the purchase price of the securities and the proceeds we will receive from the sale;

▪	any over-allotment options under which underwriters may purchase additional securities from us;

▪	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

▪	any discounts or concessions allowed or reallowed or paid to dealers; and

▪	any securities exchange or market on which the common stock or other securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement if they are to purchase any of such offered shares. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter, the nature of any such relationship.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of the securities and we will describe any commissions we will pay the agent in the prospectus supplement.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum price. Short covering transactions involve exercise by underwriters of an over-allotment option or purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a short covering transaction. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Our common stock is quoted on the NYSE American Exchange. One or more underwriters may make a market in our common stock or other securities, but the underwriters will not be obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance as to liquidity of the trading market for our common stock or other securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

 The consolidated financial statements of Standard Diversified Inc. as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and the related Schedule I incorporated in this Prospectus by reference from the Standard Diversified Inc. Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, and other information with the SEC.  You may read and copy any document which we have filed at the SEC’s public reference room at:

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room.  Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

Documents filed by us pursuant to the Exchange Act may be reviewed and/or obtained through the SEC’s Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the SEC’s web site (www.sec.gov).

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement of which this prospectus is a part but not delivered with this prospectus.  We will provide those reports and documents upon written or oral request and at no cost to the requester.  Requests for reports or documents should be submitted to the company at the following address or telephone number:

Standard Diversified Inc.
155 Mineola Boulevard
Mineola, NY 11501
(516) 248-1100

Each of the reports and documents may also be accessed through our website which is located at www.standarddiversified.com.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities offered hereby.  As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC.  You may refer to the registration statement, exhibits and schedules for more information about us and such securities.  The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet website.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document or report filed separately with the SEC.  The information incorporated by reference is deemed to be a part of this prospectus, except to the extent any information is superseded by this prospectus.  The following documents which have been filed by us with the SEC and contain important information about us are incorporated into this prospectus:

▪	SDI’s Annual Report on Form 10-K for the year ended December 31, 2017;

▪	SDI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

▪
SDI’s Current Reports on Form 8-K filed with the SEC on January 4, 2018, January 18, 2018, February 5, 2018 (report including Items 1.01, 2.03 and 9.01 only), February 21, 2018, March 12, 2018, March 28, 2018, April 20, 2018, June 7, 2018, August 10, 2018, September 7, 2018 and November 6, 2018;

▪
the description of the Class A Common Stock of SDI contained in a registration statement filed on Form 8-A under the Exchange Act on April 20, 2018, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into the registration statement or this prospectus and does not constitute a part hereof.

All documents filed by SDI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to the SEC) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such document.  Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$6,000,000

Standard Diversified Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

December 4, 2018